CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2015 RESULTS

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

Norton, Massachusetts, May 4, 2015.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.3 million and net income of $74 thousand for the quarter ended March 28, 2015.  This compares with revenues of $6.0 million and net income of $248 thousand for the quarter ended March 29, 2014.

Gross margin in the first quarter of 2015 was $1.1 million or 21% of sales compared with $1.5 million or 26% of sales in the first quarter of 2014.  This decrease in margin was primarily due to lower revenues, and, to a lesser degree, price reductions on selected products.

Commenting on the results, Grant Bennett, President and CEO, said:  “We continue to be excited about our growth opportunities which include identifying new customers for existing products, new applications for existing customers, and new product lines.  This is our ninth consecutive quarter in which revenues have exceeded $5 million; our existing product lines provide a firm base of recurring business to allow us to pursue our growth strategy.

In the first quarter of 2015 revenues were adversely affected by the strengthening dollar and low oil prices which reduced demand for sealers used in fracking.  The dollar was 15% stronger versus the yen in this quarter compared with a year ago.  However, we view both of these issues as somewhat short-term and do not expect either of them to limit our growth longer-term.”

Mr. Bennett continued, “As we look to the future, we are pursuing growth opportunities: geographic, organic and in new applications.  Geographically we expect significant growth in  Japan and China in the coming years, as well as increased penetration in the U.S., buoyed by the efforts of our new sales reps.  We see organic growth coming from existing customers who are focused on meeting the increasing needs for more power in smaller packages in an ever expanding range of applications.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2015 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	---Quarter Ended---
	Mar. 28,	Mar. 29,
	2015	2014

Total Revenues	$5,290,266	$5,986,051
Cost of Sales	4,154,901	4,447,682

Gross Margin	1,135,365	1,538,369
Operating expenses	1,012,838	1,125,788

Operating Income	122,527	412,581
Interest expense	—	962

Income before taxes	122,527	411,619
Income tax provision (benefit)	48,740	164,000

Net income	$73,787	$247,619

Net income (loss) per common share	$0.01	$0.02
Weighted average shares outstanding	13,147,672	13,069,577

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Mar. 28,	Dec. 27,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$2,171,974	$2,305,580
Accounts receivable, net	4,084,110	3,589,191
Inventories, net	2,533,671	2,528,954
Prepaid expenses	205,394	166,783
Deferred taxes, current	666,448	682,968

Total current assets	9,661,597	9,273,476
Property and equipment, net	1,713,108	1,757,543
Deferred taxes, non-current	1,606,777	1,617,497

Total assets	$12,981,482	$12,648,516

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,686,928	$1,352,418
Accrued expenses	886,237	1,049,616

Total current liabilities	2,573,165	2,402,034
Stockholders' equity	10,408,317	10,246,482

Total liabilities and stockholders' equity	$12,981,482	$12,648,516